Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
Director, Corporate Communications
& Investor Relations
201-818-5537 (direct)
spietropaolo@alteon.com

ALTEON ADOPTS AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

—Renewed Stockholder Rights Plan Replaces Existing Stockholder Rights Plan That Expires On July 27, 2005—

Parsippany, NJ, July 27, 2005 — Alteon Inc. (AMEX: ALT) announced today that its Board of Directors has adopted an Amended and Restated Stockholder Rights Agreement to renew and replace its Stockholders Rights Agreement that expires on July 27, 2005. The renewed plan is designed to ensure that all shareholders receive fair and equal treatment in the event of a potential takeover. The plan will not prevent a takeover, but should encourage any company seeking to acquire Alteon to negotiate with the Board of Directors prior to attempting a takeover. The Amended and Restated Stockholder Rights Agreement was not adopted in response to any specific effort to acquire control of Alteon.

“We believe that a stockholder rights plan is an effective tool that protects the interests of our shareholders,” said
Kenneth I. Moch, President and CEO. “In addition, it helps to provide our Board of Directors with the means to more effectively consider any and all alternatives to takeover attempts.”

On July 20, 1995, Alteon’s Board of Directors declared a dividend distribution of one preferred stock purchase right for each share of voting common stock, $.01 par value, to stockholders of record at the close of business on August 11, 1995. Each right entitles the registered holder to purchase one one-thousandth (1/1,000) of a share of Series F Preferred Stock, $.01 par value, at a purchase price of $13.00 in cash upon certain terms and conditions in the event of a potential takeover.

The foregoing description of the Amended and Restated Stockholder Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Stockholder Rights Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Amended Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) on Form 8-A.

About Alteon

Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. For more on Alteon, please visit our website, www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the potential of the Company’s technology in therapeutic areas other than vascular diseases, the Company’s ability to resume enrollment in its clinical trials, and its technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained herein is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.